Exhibit 99.1

Dataram Reports Fourth Quarter and Fiscal Year 2016 Financial Results

-	Sharpening Focus on International Growth and Revenue Generation in Challenging Memory Market
-	Evaluating Acquisitions to Diversify Business, Reduce Costs, and Increase Portfolio of Assets Across Sectors

PRINCETON, N.J., August 2, 2016 – Dataram Corporation (NASDAQ: DRAM), an independent manufacturer of memory products and provider of performance solutions, on July 29, 2016 reported its financial results for the fourth quarter and fiscal year ended April 30, 2016.

"While our efforts in 2016 built on the financial and operational initiatives established in 2015 to turn around and transform the memory business, we continue to face challenging and hypercompetitive conditions in the memory market," said Dataram Chairman and CEO Dave Moylan. "As before, we continue to take actions to address the current environment and strengthen business, and are implementing initiatives that continue to reduce costs and increase operating efficiencies while expanding our footprint and diversifying our business through acquisitions.”

Financial Highlights:

•	Revenues for the fourth quarter were $5.2 million, down 7.4% compared to $5.6 million for the same period prior year
•	Revenues for the fiscal year ended April 30, 2016 were $25.2 million, down 11% compared to $28.3 million for the same period prior year
•	Prior-year revenues include revenues of $1.9 million from a discontinued product line
•	The Company reported a net loss of $0.7 million for the fourth quarter, which compares to net loss of $0.9 million in the comparable prior-year period
•	Net loss for the fiscal year ended April 30, 2016 totaled $1.2 million which compares to $3.8 million in the comparable prior year period. Prior-year net loss included expenses for amortization of debt discount of $750,000 thousand recorded as interest expense
•	On July 29, 2016, the Company filed its annual report on Form 10-K for its fiscal year ended April 30, 2016

Mr. Moylan continued, “In 2016, part of growth strategy centered on increasing international sales volume. International revenue increased approximately 10% and shipments more than 40% during the reporting period. We continued to strengthen our global footprint and increase brand awareness while expanding our distribution channels and partner network both domestically and internationally.”

Even with international growth, Dataram’s global revenues decreased slightly even after reflecting the revenue loss associated with the exit of the unprofitable consumer business and the pull back from the non-core brokering business. The primary driver is that while the Company’s overall unit shipments increased more than 35%, the average selling price for these shipments decreased more than 40% during the same period.

The Company’s operational and financial improvements over the last 18 months have helped reduce annual cash operating costs more than $4.5 million. Of the $1.2 million loss in 2016, approximately $746,000 was due to stock based expenses and $166,000 was due to uncollectable receivables. In January 2016, the Company eliminated nearly $680,000 in debt and an associated 8% note obligation and exchanged the Series A shares for Series B shares to extinguish the 8% preferred Series A dividend and anti-dilution protection in the Preferred Series A agreements.

On June 14, 2016, Dataram announced an agreement to acquire all of the outstanding shares of U.S. Gold Corp (“USGC”) and USGC subsidiaries. USGC is a U.S.-focused gold exploration and development company advancing two high potential projects in mining friendly Nevada and Wyoming. Dataram believes that the acquisition will notably strengthen the balance sheet and working capital as well as improve the memory business margins through sharing of public company costs across business and reduction of duplicate costs. Additionally, the transaction is an all equity transaction and “turn-key” in that USGC has seasoned management team in place to execute. Closing of the acquisition of USGC is subject to usual and customary conditions, including the approval of shareholders.

Mr. Moylan concluded, “In 2017, we will continue our focus on improving the memory business while evaluating acquisitions to diversify the Company’s business, reduce costs, and our increase portfolio of assets across sectors. We will continue to pursue high-value opportunities with compelling value propositions while making and managing risk/reward tradeoffs. We look forward to providing our shareholders updates to the closing of the USGC acquisition and believe this will significantly benefit our shareholders and future investors.”

***** Financial Tables Follow *****

DATARAM CORPORATION and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended April 30,		Twelve Months Ended April 30,
	2016	2015	2016	2015

Revenues	$5,189	$5,603	$25,182	$28,258

Costs and expenses:
Cost of sales	4,383	4,874	20,464	24,068
Engineering and development	56	192	191	767
Selling, general and administrative	1,324	1,319	5,021	6,158
Stock-based compensation expense*	80	5	746	14
	5,843	6,390	$26,422	$31,007
Loss from operations	(654)	(787)	(1,240)	(2,749)
Other income (expense)	(17)	(107)	(168)	(1,077)
Loss before income taxes	(671)	(894)	(1,408)	(3,826)
Gain on sale of state NOL, (tax expense)	(3)	—	187	(3)
Net loss	$(674)	$(894)	$(1,221)	$(3,829)

Net loss per share:
Basic **	$(0.42)	$(0.97)	$(0.97)	$(4.53)

Weighted average number of shares outstanding:
Basic **	1,624	925	1,255	846

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

** Share amounts and per share data have been adjusted to reflect a 1 for 3 stock split effective July 11, 2016

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2016	April 30, 2015
ASSETS
Current assets
Cash and cash equivalents	$56	$327
Accounts receivable, net	2,746	2,171
Inventories, net	1,336	2,089
Other current assets	123	69
Total current assets	4,261	4,656

Property and equipment, net	51	121

Other assets	30	49

Capitalized software development cost, net	326	366

Goodwill	1,083	1,083

Total assets	$5,751	$6,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,776	$2,109
Accounts payable	737	880
Accrued liabilities	159	282
Convertible notes payable, net of discount	—	600
Convertible notes payable related parties, net of discount	80	108
Total current liabilities	2,752	3,979

Other liabilities	107	179
Total liabilities	2,859	4,158

Total Stockholders' equity	2,892	2,117

Total liabilities and stockholders' equity	$5,751	$6,275

About Dataram Corporation

Dataram is an independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company, and the pending acquisition of US Gold Corp, and any anticipated benefits of the merger, and the success of US Gold with respect to any of its exploration activities. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks with respect to US Gold faced by junior exploration companies generally engaged in pre-production activities, and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.  The Company has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control.  The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

Robert Haag
Managing Director
IRTH Communications

866-976-4784
DRAM@irthcommunications.com

Dataram Contact:

Jeffrey Goldenbaum
Director, Marketing

609-799-0071
info@dataram.com